UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 14, 2005

                                   IPEX, Inc.
             (Exact name of registrant as specified in its charter)

           Nevada                    000-50774                  41-2052984
(State or Other Jurisdiction      (Commission File           (I.R.S. Employer
     of Incorporation)                Number)             Identification Number)

             9255 Towne Centre Drive, Suite 235, San Diego, CA 92121
               (Address of principal executive offices) (zip code)

                                 (858) 720-8000
              (Registrant's telephone number, including area code)

                                   Copies to:
                               Marc J. Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Background

      As reported in the quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2005 of IPEX, Inc. (the "Company"), the Audit Committee of the Board of Directors of the Company has been researching and investigating potential issues presented by former counsel to the Company. On December 2, 2005, after completing the investigation, the Audit Committee determined that the offering memorandum used in connection with the Company's March 18, 2005 private placement, as well as the Company's Form 8-K dated March 16, 2005, either misstated or omitted certain material information. The Company will file an amendment to the March 16, 2005 Form 8-K to correct the deficiencies. In addition, as recommended by the Audit Committee, the Company obtained restitution from the Company's majority shareholder and former Chairman and Chief Executive Officer, Wolfgang Grabher ("Grabher"), by requiring him to return a significant number of shares of the Company's common stock to treasury.

Return to Treasury Agreement

      On December 14, 2005, the Company entered into a Return to Treasury Agreement (the "Agreement") with Grabher. Pursuant to the Agreement, Grabher agreed to surrender 14,855,900 shares (the "Surrendered Shares") of the Company's common stock to be retired and returned to treasury. The Surrendered Shares represent 49.4% of the Company's outstanding shares of common stock based on approximately 30,100,621 shares outstanding as of December 6, 2005. All terms and conditions of the Agreement are subject to and conditioned upon: (a) termination of that certain Escrow Agreement made as of June 7, 2005 by and among the Company, B Tech Ltd., Massimo Ballerini, Emanuele Boni, Grabher and Sichenzia Ross Friedman Ference LLP; (b) termination of that certain Irrevocable Proxy signed by Grabher dated May 28, 2005 in favor of Milton "Todd" Ault, III; and (c) approval by the Company's Board of Directors.

      In addition to the Surrendered Shares, Grabher agreed that up to 500,000 shares (the "Holdback Shares") are subject to surrender to the Company beginning December 13, 2006 based on certain triggering events related to assets (the "RGB Assets") purchased by the Company pursuant to: (a) that certain Purchase Agreement dated June 7, 2005 by and between the Company, RGB Channel SRL, Emanuele Boni, Massimo Ballerini and B Tech Ltd.; and (b) that certain Purchase Agreement dated June 7, 2005 by and between the Company, B Tech Ltd., Massimo Ballerini and Emanuele Boni. The Company is in the process of obtaining independent third-party reports validating the RGB Assets. In the event that the RGB Assets are not validated by December 5, 2006, then the Company will have the right to receive 125,000 of the Holdback Shares. In the event that the Company does not enter into a licensing agreement related to the RGB Assets which generates revenue by December 5, 2006, then the Company will have the right to receive 125,000 of the Holdback Shares. In the event that the Company does not file at least five patent applications relating to the RGB Assets by December 5, 2006, then the Company will have the right to receive 125,000 of the Holdback Shares. In the event that the Company does not generate $3,000,000 of revenue derived from the RGB Assets within the 24 months following December 5, 2005, then the Company will have the right to receive 125,000 of the Holdback Shares. The Company must use reasonable commercial efforts to facilitate achieving each of the events described above. With respect to the Holdback Shares, Grabher has an option to retain such Holdback Shares by paying the Company within 30 days of the event triggering the obligation to surrender such Holdback Shares a sum equal to the number of shares subject to surrender by the average closing price per share of the Company's common stock for the 90 trading days preceding December 5, 2005.

      The Company and Grabher agreed to mutually release and discharge each other from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or equity, which either party ever had or may have by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of the Agreement. The Company also agreed to support Grabher and use commercially reasonable efforts to facilitate Grabher in obtaining a general release from all participants in the Company's most recent private placement which efforts will include contacting all such participants on behalf of Grabher.

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

      Grabher further agreed that during the two years following execution of the Agreement, he will not seek to be employed as an employee by the Company and will not seek or assume a position on the Company's Board of Directors.

Item 5.01 Changes in Control of Registrant.

      As discussed under Item 1.01 above, Grabher's Surrendered Shares represent 49.4% of the Company's outstanding shares of common stock based on 30,100,621 shares outstanding as of December 6, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit
Number                                           Description
----------    ------------------------------------------------------------------------------------------------
10.1          Return to Treasury Agreement dated December 14, 2005 between IPEX, Inc. and Wolfgang Grabher

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

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              IPEX, Inc.


Dated: December 16, 2005                      By:  /s/ Gerald Beckwith
                                                  ------------------------------
                                              Name:    Gerald Beckwith
                                              Title:   Chief Executive Officer



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